Amendment No. 5 to Transfer Agency and Service Agreement

This Amendment No. 5, dated as of December 8, 2011 (“Effective Date”), to the Transfer Agency and Service Agreement (this “Amendment”), by and between AQR Funds, a Delaware statutory trust established under the laws of the State of Delaware, having its principal place of business at Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830 (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent entered into a Transfer Agency and Service Agreement, dated as of December 8, 2008, as amended and as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and the Transfer Agent wish to amend the provisions of the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.          Upon the Effective Date, the parties agree to delete subsection 10.1 (Term) of Section 10 (Termination of Agreement) of the Agreement in its entirety and replace it with a new subsection 10.1 (Term) as follows:

10.1

Term.    This Agreement shall become effective as of the Effective Date and shall continue thereafter throughout the period that ends two (2) years after the Effective Date (the “Amended Term”). Until the end of the Amended Term, (i) this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to subsection 10.5 hereof; and (ii) the Fee Schedule included in Schedule C shall not be amended or revised. This Agreement may also be terminated at the end of the Amended Term by either party upon not less than sixty (60) days’ written notice to the other party prior to the expiration of the Amended Term. If not sooner terminated, this Agreement shall renew automatically at the end of the Amended Term and shall thereafter continue for successive annual periods (each such renewal year and the Amended Term, each a “Term”). After the Amended Term this Agreement may be terminated by either party upon not less than sixty (60) days’ written notice to the other party or for cause pursuant to subsection 10.5 hereof. Notwithstanding the foregoing, the Trust may terminate this Agreement upon at least sixty (60) days’ prior written notice to the Transfer Agent with respect to any Fund that will cease investment operations. No later than ninety (90) days before the expiration of each Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. Otherwise, the fees shall be increased pursuant to Section 2.5 of this Agreement. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Trust is completed.

2.          Upon the Effective Date, the parties agree to delete subsection 10.5 (Termination by the Trust) of Section 10 (Termination of Agreement) of the Agreement in its entirety and replace it with a new Section 10.5 (Termination by the Trust) as follows:

10.5

Termination by the Trust.    The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent, (iii) the Transfer Agent’s determination to convert the records of the Trust from the Transfer Agent’s systems to a system not approved by the Trust. With respect to subparagraphs (i) and (iii), the termination shall be effective at any time specified in a written notice from the Trust to the Transfer Agent. With respect to subparagraph (ii) of this subsection 10.5, the Trust shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate this Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Trust, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

3.          The parties agree to delete the current SCHEDULE A of the Agreement in its entirety and replace it with a new SCHEDULE A attached hereto and incorporated by reference herein.

4.          Upon the Effective Date, the parties agree to delete SCHEDULE C of the Agreement in its entirety and replace it with a new SCHEDULE C attached hereto and incorporated by reference herein.

5.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

AQR FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ Nicole DonVito	By:	/s/ Jeremy O. May
Name:	Nicole DonVito	Name:	Jeremy O. May
Title:	Vice President	Title:	President

SCHEDULE A

LIST OF FUNDS

FUND	CLASSES OFFERED

AQR Momentum Fund	Class L

AQR Small Cap Momentum Fund	Class L

AQR International Momentum Fund	Class L

AQR Global Equity Fund	Class N Class I Class Y

AQR International Equity Fund	Class N Class I Class Y

AQR International Small Cap Fund	Class N Class I Class Y

AQR Emerging Markets Fund	Class N Class I Class Y

AQR Equity Plus Fund	Class N Class I

AQR Small Cap Core Fund	Class N Class I

AQR Small Cap Growth Fund	Class N Class I

AQR Diversified Arbitrage Fund	Class N Class I

AQR Managed Futures Strategy Fund	Class N Class I

AQR Risk Parity Fund	Class N Class I

AQR Multi-Strategy Alternative Fund	Class N Class I

AQR Tax-Managed Momentum Fund	Class L

AQR Tax-Managed Small Cap Momentum Fund	Class L

AQR Tax-Managed International Momentum Fund	Class L

SCHEDULE C

Fee Schedule

Year 1 of Amended Term:    $12,500 annual base fee per Fund; $1,000 annual base fee per each additional share class over three (3) classes

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct & NSCC	$8*

Annual Inactive Account Fee:    $0 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:    $0 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

Year 2 of Amended Term and Thereafter:    $15,000 annual base fee per Fund; $1,000 annual base fee per each additional share class over three (3) classes

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct & NSCC	$6*

*Notwithstanding the foregoing, in the event there are more than 35,000 open accounts, the fee is $5 for each open account exceeding 35,000 open accounts.

* * * * *

Annual Inactive Account Fee:    $0 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:    $0 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

Out-of-Pocket Fees:    The Trust agrees to reimburse the Transfer Agent for reasonable and adequately documented out-of-pocket expenses (which includes an itemized statement) incurred in connection with the performance of its duties and obligations under the terms of this Agreement, including but not limited to confirmations and investor statements; statement paper and envelopes; postage; forms; SEC Rule 22c-2 compliance costs and fees; NSCC interface fees; sales reporting system fees; Blue Sky fees; control review reports (includes SAS 70 and compliance program evaluation reviews (CPER)); telephone charges; records storage; advances incurred for Trust-related postage, if any; customized programming/enhancements requested by the Trust; and other miscellaneous expenses that may occur at the request or with the consent of the Trust. The Transfer Agent will seek advance approval from the Trust before incurring any out-of-pocket expenses that are out of the ordinary course of business.